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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) July 14, 2005
         --------------------------------------------------------------

                                ABLE ENERGY, INC.
                                -----------------
             (Exact Name of Registrant as Specified in Its Charter)


              DELAWARE               001-15035           22-3520840
              -----------------------------------------------------
   (State or Other Jurisdiction    (Commission         (I.R.S. Employer
         of Incorporation)         File Number)        Identification No.)


             198 Green Pond Road, Rockaway, New Jersey       07866
             -----------------------------------------------------
              (Address of Principal Executive Offices)     (Zip Code)


                                 (973) 625-1012
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.1        OTHER EVENTS

        On July 12, 2005, we consummated a financing with certain purchasers identified in the Securities Purchase Agreement dated as of July 12, 2005 (collectively the "Purchasers"), in the amount of $2.5 Million Dollars.

        The following description of the terms of our financing is qualified in its entirety by the terms and provisions contained in the financing documentation attached to this Current Report on Form 8-K as Exhibits 99.1 through 99.4.

        Pursuant to the terms of the Securities Purchase Agreement dated as of July 12, 2005 (the "Agreement") among Able Energy, Inc., and the Purchasers, the Purchasers purchased Debentures in the aggregate amount of $2.5 Million Dollars evidenced by a Variable Rate Convertible Debenture also dated July 12, 2005 (the "Debenture"). The Debentures shall be repaid within two years from the date of issuance, subject to the occurrence of an event of default, with interest payable at the rate per annum equal to LIBOR for the applicable interest period, plus 4% payable on a quarterly basis on April 1st, July 1st, October 1st and January 1st, beginning on the first such date after the date of issuance of the Debentures. The Debentures may be converted at the option of the Purchasers into shares of our common stock at a conversion price of $6.50 per share. In addition, the Purchasers shall have the right to receive five (5) year warrants to purchase 192,308 of common stock at an exercise price of $7.15 per share. Pursuant to the Agreement, we shall also have an optional redemption right (which right shall be mandatory upon the occurrence of an event of default) to repurchase all of the Debentures for 125% of the face amount of the Debentures plus all accrued and outstanding interest and expenses, as well as a right to repurchase all of the Debentures in the event of the consummation of a new financing in which we sell securities at a purchase price that is below the Conversion Price.

        Pursuant to the Registration Rights Agreement among the parties, the Purchasers shall have demand registration rights with respect to all shares of our common stock obtained by them through the conversion of the Debentures. The Purchasers shall also have an additional investment right, for a period of nine months after the initial registration statement is filed by us with the Securities and Exchange Commission (the "SEC") is first declared effective by the SEC, to purchase units consisting of convertible debentures in the aggregate amount of up to $15,000,000 (the "Additional Debentures") and common stock purchase warrants equal to 50% of the face amount of such Additional Debentures (the "Additional Warrants"). The conversion price of the Additional Debentures shall be $6.50 per share of common stock with respect to the first $5,000,000 of Additional Debentures purchased, $7.50 per share of common stock for the second $5,000,000 of Additional Debentures purchased and 80% of the average weighted price of our common stock during the 20 trading days immediately prior to the Purchasers' election to purchase the third $5,000,000 of Additional Debentures. The Additional Warrants shall have a five-year term and an exercise price of 110% of the conversion price. In the event of the occurrence of a default with respect to the Additional Debentures, we shall have identical redemption rights to those described in the

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immediately preceding paragraph. Moreover, the Company shall have the right to cause the Purchasers' on a pro rata basis, based on the percentage of their purchase of Debentures, to exercise their Additional Investment Right; however, each Purchaser may refuse to exercise their respective purchase right, but in such event, the Purchaser waives its right to purchase the Additional Debentures. The Agreement provide that, commencing 90 days following the Effective Date (the date the initial registration statement is declared effective by the SEC), and ending on the 179th calendar day with regard to the first $5,000,000 in Additional Debentures, if the average weighted price of our stock for any 20 consecutive trading day period, during said period, exceeds $7.80 per share. We also have a similar right with regard to the second $5,000,000 if our stock during the period commencing 180 days, following the Effective Date through the 269th day, for any 20 consecutive trading day period, exceeds $9.00 per share and for the period 270 days following the Effective Date through the 360th calendar day, we have a similar right with regard to the third $5,000,000 traunche if our stock exceeds $10.20.